Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2014 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, November 10, 2014 -- ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2014.

The Company reported a net loss of $6,399,000 or $0.10 per share for the quarter ended September 30, 2014, compared to a net loss of $6,083,000 or $0.10 per share for the quarter ended September 30, 2013.  For the nine-month period ended September 30, 2014, the Company reported a net loss of $19,879,000 or $0.32 per share, compared to a net loss of $18,644,000 or $0.30 per share for the same period in 2013.

At September 30, 2014, the Company had a total of $69,316,000 in cash, equivalents and marketable securities.

Operational Developments

Tivantinib (ARQ 197)
●	Acceleration of the timeline to completion of patient accrual in the Phase 3 METIV-HCC trial in hepatocellular carcinoma to the end of 2015;
●	Positive results from a randomized, double-blind, placebo-controlled Phase 2 NIH-sponsored trial with tivantinib as a single agent in prostate cancer.

Pipeline
●	Expansion of Phase 1a clinical testing with ARQ 092 and ARQ 087 into tumor-enriched Phase 1b testing;
●
Presentation of pre-clinical data with ARQ 092 at the American Society of Human Genetics by researchers from the National Institutes of Health demonstrating rapid shutdown of Akt signaling and a reduction in the viability of Proteus Syndrome cells treated with ARQ 092;

●	Signing of an agreement with the NIH to initiate the clinical development of ARQ 092 in Proteus Syndrome, the first non-oncology rare disease indication to be pursued with this compound.

“As a result of timely progress in patient enrollment in the METIV-HCC trial of tivantinib in MET-high hepatocellular carcinoma, we now project to complete patient accrual by the end of 2015,” said Paolo Pucci, chief executive officer of ArQule.  “We define patient accrual as the process of screening and identifying patients for subsequent randomization into the treatment arms of the trial.

“In addition, recent findings from an NIH-sponsored, randomized, double blind, placebo-controlled Phase 2 trial of tivantinib in prostate cancer add to the body of clinical evidence of the anti-cancer activity of this compound,” said Mr. Pucci.  “Patients treated with single agent tivantinib in this trial experienced statistically significant improvement in median progression-free survival compared with patients who received placebo.  The results of the trial are the subject of ongoing analyses and will be submitted by the investigators for presentation at a future medical conference. We and our partner, Daiichi Sankyo, will consider with the NIH the implications of the data from this trial for future development in this indication. Uncontrolled, signal generation data from additional NIH-sponsored trials with tivantinib in breast cancer and multiple myeloma did not meet their primary endpoint of response rate.”

“We are advancing our earlier stage pipeline, including ARQ 092 and ARQ 087, into Phase 1b,” said Dr. Brian Schwartz, chief medical officer of ArQule.  “For ARQ 092, we will be enrolling patients with endometrial cancer, lymphoma and tumors harboring either Akt or PI3K mutations.  For ARQ 087, we will be enrolling patients with cholangiocarcinoma, adrenocortical carcinoma and tumors with FGFR translocations, amplification and mutations.

“Finally, we are exploring the potential of ARQ 092 in rare non-oncology indications and have entered into an agreement with the NIH for a clinical trial with ARQ 092 in Proteus Syndrome, a rare overgrowth disorder caused by an Akt mutation,” said Dr. Schwartz.  “This trial, expected to begin in 2015, builds upon recent pre-clinical findings presented at the American Society of Human Genetics demonstrating rapid shutdown of Akt signaling and a reduction in the viability of Proteus Syndrome cells treated with ARQ 092.”

Revenues and Expenses

The Company reported total revenues of $2,662,000 for the quarter ended September 30, 2014, compared to revenues of $3,542,000 for the quarter ended September 30, 2013.  Revenues for the nine months ended September 30, 2014 were $8,239,000 compared to revenues of $13,639,000 for the nine months ended September 30, 2013.

The $0.8 million revenue decrease in the three months ended September 30, 2014 is due to lower revenue from our Daiichi Sankyo tivantinib program due to a change in the estimated development period.

The $5.4 million revenue decrease in the nine months ended September 30, 2014 is primarily due to revenue decreases of $1.3 million from our Daichii Sankyo ARQ 092 agreement that ended in June 2013, $2.3 million from our Daiichi Sankyo tivantinib program due to a change in the estimated development period and $1.8 million of other revenue related to a one-time research project that was completed in the nine months ended September 30, 2013.

For the quarter ended September 30, 2014, the Company reported total costs and expenses of $9,110,000 compared to total costs and expenses of $9,735,000 for the quarter ended September 30, 2013.  Total costs and expenses for the nine months ended September 30, 2014 were $28,398,000 compared to $32,596,000 for the same period in 2013.

Research and development costs for the three and nine month periods ended September 30, 2014 were $5,014,000 and $17,981,000 respectively, compared with $5,955,000 and $22,218,000 for the 2013 three and nine month periods.  The lower research and development expenses in both the three and nine month periods ended September 30, 2014 were related primarily to lower labor related costs, reduced lab expenses and other cost decreases.

In connection with the operational restructuring approved in July 2014, the Company recorded $736,000 of restructuring costs, including $234,000 of which was paid in the three month period ended September 30, 2013, with the remainder expected to be paid by March 31, 2015.  In addition, in the three months ended September 30, 2014, the Company incurred $83,000 in non-cash stock compensation charges and $280,000 for impairment of property and equipment associated with the restructuring. The restructuring actions related to these charges are expected to result in annual cost savings of approximately $2.5 to $3.0 million commencing in 2015.  Commencing on August 4, 2014, the Company began to reduce its workforce from 62 to approximately 40 employees by the end of the year.

General and administrative costs for the three and nine month periods ended September 30, 2014 were $2,997,000 and $9,318,000, respectively, compared with $3,113,000 and $9,711,000 for the 2013 three and nine month periods.

Confirmed 2014 Financial Guidance

For 2014, ArQule expects net use of cash to range between $35 and $38 million.  Revenues are expected to range between $8 and $10 million.  Net loss is expected to range between $30 and $33 million, and net loss per share is expected to range between $(0.48) and $(0.52). ArQule expects to end 2014 with between $57 and $60 million in cash and marketable securities.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Monday, November 10, 2014
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://investors.arqule.com/index.cfm

A replay of the conference call will be available beginning two hours after its completion through November 12, 2014 and can be accessed by dialing toll-free 1-855-859-2056 or 1-800-585-8367 and 1-404-537-3406 from outside the U.S.  For archived calls, the access code is 15276449.

About ArQule
ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family.  ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092 and ARQ 087, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 and ARQ 087 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and  we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.
###

ARQULE, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2014	2013	2014	2013
	(IN THOUSANDS, EXCEPT PER SHARE DATA)

Research and development revenue	$2,662	$3,542	$8,239	$13,639

Costs and expenses:
Research and development	5,014	5,955	17,981	22,218
General and administrative	2,997	3,113	9,318	9,711
Restructuring and other costs	1,099	667	1,099	667
Total costs and expenses	9,110	9,735	28,398	32,596

Loss from operations	(6,448)	(6,193)	(20,159)	(18,957)

Interest income	62	114	233	397
Interest expense	(11)	(8)	(28)	(18)
Other income (expense)	(2)	4	75	(66)

Net loss	(6,399)	(6,083)	(19,879)	(18,644)

Unrealized gain (loss) on marketable securities	(21)	41	(42)	(17)
Comprehensive loss	$(6,420)	$(6,042)	$(19,921)	$(18,661)

Basic and diluted net loss per share:
Net loss per share	$(0.10)	$(0.10)	$(0.32)	$(0.30)

Weighted average basic and diluted common shares outstanding	62,652	62,512	62,621	62,457

Balance sheet data (in thousands):	September 30, 2014	December 31, 2013

Cash, equivalents and marketable securities- short term	$62,088	$74,695
Marketable securities- long term	7,228	20,391
	$69,316	$95,086

Total assets	$71,039	$98,179

Notes payable	$1,700	$1,700

Stockholders’ equity	$43,405	$60,626

###